Exhibit 4.57

Dated 01 April 2010

(1) Vedanta Resources plc

(2) Sterlite Industries (India) Ltd

OUTSOURCING SERVICES AGREEMENT

Speechly Bircham LLP

6 New Street Square

London

EC4A 3LX

Tel: +44 (0)20 7427 6400

Fax: +44 (0)20 7427 6600

Ref         MAB

Doc        8537306v1

AGREEMENT dated 01 April 2010

PARTIES

(1)	Vedanta Resources plc (Reg No. 04740415) whose registered office is at 2nd Floor, Vintners Place, 68 Upper Thames Street, London EC4V 3BJ (the Customer)

(2)	Sterlite Industries (India) Ltd whose registered office is at SIPCOT Industrial Complex, T.V Puram Post, Madurai By Pass Road, Tuticorin-628002, Tamilnadu

RECITALS

The Customer wishes to receive from the Service Provider complete accounting function services and the Service Provider hereby agrees to provide such services on the terms of this agreement.

OPERATIVE PART

1.	INTERPRETATION

1.1	In this agreement (which expression includes the recitals, the schedules and any attachments hereto) the following words and phrases shall, unless the context otherwise requires, have the following meanings:

Commencement Date: 1st April 2010

Equipment: equipment provided by the Customer for the provision of the Services by the Service Provider from time to time;

Intellectual Property: property in which intellectual property rights of whatever nature (including but not limited to patents, trade marks, database rights and present and future copyright) subsist and, where the context so admits, includes such intellectual property rights;

Services: such accounting, treasury and related services as the Customer may request the Service Provider to provide from time to time to the customer and to its subsidiary companies as the customer may direct.

Service Charges: has the meaning given in clause 5.1;

VAT: value added tax.

1.2	The headings in this agreement do not affect its interpretation. Save where the context otherwise requires, references to sub-clauses, clauses and schedules are to sub-clauses, clauses and schedules of this agreement.

1.3	Unless the context otherwise requires:

1.3.1	references to the Customer and the Service Provider include their permitted successors and assigns;

1.3.2	references to statutory provisions include those statutory provisions as amended or re-enacted; and

1.3.3	references to any gender include all genders and use of the singular includes the plural and vice versa.

1.4	In the case of conflict or ambiguity between any provision contained in the body of this agreement and any provision contained in any schedule, the provision in the body of this agreement shall take precedence.

2.	SERVICES

2.1	The Service Provider will provide the Services to the Customer with effect from the Commencement Date and for the duration of this agreement in accordance with the provisions of this agreement.

2.2	The Service Provider will provide the Services:

2.2.1	with reasonable skill and care using personnel who possess a degree of skill and experience which is appropriate to the tasks to which they are allotted;

2.2.2	at the times requested by the Customer;

2.2.3	in compliance with such standards, law and regulations as may apply to the Customer or be notified to the Service Provider from time to time; and

2.2.4	in accordance with such service levels as the parties may agree from time to time.

2.3	The Service Provider will comply (and will procure that its employees, agents and sub-contractors comply) with all of the Customer’s policies that apply to the Services, including any security and health and safety policies, in each case as the same are in force from time to time and are notified to the Service Provider.

3.	USE OF PREMISES, EQUIPMENT AND THIRD PARTY PRODUCTS

3.1	Premises

3.2	Service provider will use its on premises or any of its subsidiary to provide the said services to the customer.

3.3	Equipment

3.3.1	The Customer will allow to persons duly authorised by the Service Provider such use of the Equipment as is reasonably required for the purpose of providing the Services. Authorisation procedures will be agreed between the Customer and the Service Provider from time to time. The Service Provider shall use the Equipment for the purpose of providing the Services only.

3.3.2	The Service Provider shall use the Equipment with all reasonable skill and care and hereby indemnifies the Customer against all and any damage to the Equipment caused by persons using the same with the Service Provider’s authorisation.

3.4	Licences

3.4.1	The Customer hereby grants to the Service Provider, with effect from the Commencement Date for the duration of this agreement, a non-exclusive royalty-free licence to use, operate, copy and modify the Customer’s Intellectual Property for the purpose only of fulfilling the Service Provider’s obligations under this agreement.

3.4.2	The parties shall co-operate to obtain the consents of third parties to the use by the Service Provider of any third party software, documentation and other materials (Third Party Products) (including, without limitation, software and know-how) which:

(a)     the Customer is permitted to use; and

(b)     is required by the Service Provider for the provision of the Services.

The service provider will seek to obtain necessary consent from customer to purchase necessary software to use to provide services. The Service Provider shall assume all liability to third parties in respect of its use of any Third Party Products in accordance with clause 3.3.2 as from the Commencement Date and shall indemnify the Customer against all costs, claims, damages or expenses arising from the Service Provider’s failure to adhere to the terms and conditions of agreements between the Customer and such third parties in respect of such Third Party Products.

4.	CUSTOMER’S ASSISTANCE

The Customer shall at its own expense execute all documents and do all acts and things reasonably required by the Service Provider to give effect to the terms of this agreement and shall provide access to all information and documentation which is within its possession which is reasonably required by the Service Provider to enable the Service Provider to fulfil its obligations.

5.	SERVICE CHARGES AND PAYMENTS

5.1	In consideration of the provision of the Services by the Service Provider, the Customer shall pay to the Service Provider the charges rendered for the Services (the ‘Service Charges’). The Services shall be provided by the Service Provider to the Customer at cost plus 25% margin, accordingly total charges for FY 2010-11 which will be $200,000 p.a. and same will be revised every year mutually.

5.2	On or after the tenth day of each quarter calendar month during the term of this agreement the Service Provider shall submit to the Customer an invoice correctly rendered, together with all necessary substantiating documentation which is reasonably required by the Customer, setting out the sum (if any) owing by the Customer to the Service Provider in respect of the Services provided in the previous calendar month.

5.3	The Customer shall pay such invoice within [30] days of the date of receipt by the Customer of (i) the said invoice or (ii) (if later) documentation substantiating the said invoice in such form as is reasonably required by the Customer. The customer can also authorise service provider to adjust the intercompany balances as and when required.

5.4	The Service Provider reserves the right to increase the Service Charges, provided that such charges cannot be increased more than once in any 12 month period. The service charges can be increased with mutual consent.

6.	ASSIGNMENTS AND SUBCONTRACTING

Except as expressly set out in this agreement, neither party shall be entitled to give, bargain, sell, assign, let or otherwise dispose of any or all of its rights and obligations under this agreement without the prior written consent of the other party, neither may the Service Provider subcontract the whole or any part of its obligations under this agreement except with the express prior written consent of the Customer, such consent not to be unreasonably withheld.

7.	INTELLECTUAL PROPERTY RIGHTS

7.1	In the absence of prior written agreement by the Customer to the contrary, all Intellectual Property created by the Service Provider or any employee, agent or subcontractor of the Service Provider:

7.1.1	in the course of performing the Services; or

7.1.2	exclusively for the purpose of performing the Services,

shall vest in the Customer upon creation

7.2	The Service Provider assigns to the Customer, with full title guarantee and free from all third party rights, all Intellectual Property arising from the performance of the Services and shall obtain waivers of all moral rights in respect of such Intellectual Property to which any individual is now or may be at any future time entitled under Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 or any similar provisions of law in any jurisdiction.

7.3	The Service Provider shall, promptly at the Customer’s request, do (or procure to be done) all such further acts and things and the execution of all such other documents as the Customer may from time to time require for the purpose of securing for the Customer the full benefit of this agreement, including all right, title and interest in and to the Intellectual Property assigned to the Customer in accordance with this clause 7.

8.	CONFIDENTIALITY

Except as required by law both parties shall procure that all confidential information disclosed by one party to the other in accordance with this agreement or which may at any time until termination of this agreement come into the other party’s knowledge, possession or control shall not be used for any purposes other than those required or permitted by this agreement and shall remain confidential and shall not be disclosed to any third party except insofar as this may be required for the proper operation of this agreement and then only under appropriate confidentiality provisions approved by the other party. For the purposes of this agreement information relating to the business of the Customer, its business systems, business processes and client and supplier lists are hereby deemed to be confidential information. These obligations of confidentiality shall cease to apply to any particular item of confidential information once it becomes public knowledge other than by any act or default of either party.

9.	CUSTOMER DATA

9.1	The Service Provider shall take all necessary steps to ensure that data or information belonging to the Customer which comes into its possession or control in the course of providing the Services is protected in accordance with the Vedanta group IT security policy and in particular the Service Provider shall not:

9.1.1	use the data or information nor reproduce the data or information in whole or in part in any form except as may be required by this agreement; or

9.1.2	disclose the data or information to any third party or persons not authorised by the Customer to receive it, except with the prior written consent of the Customer; or

9.1.3	alter, delete, add to or otherwise interfere with the data or information (save where expressly required to do so by the terms of this agreement).

9.2	To the extent that any data or information belonging to the Customer is personal data within the meaning of the Data Protection Act 1998:

9.2.1	the Service Provider will process such data and information only in accordance with the Customer’s instructions;

9.2.2	the Service Provider will not transmit such data and information to a country or territory outside the European Economic Area without the Customer’s express consent; and

9.2.3	the Service Provider will take such technical and organisational measures against unauthorised or unlawful processing of such data and information and against accidental loss or destruction of, or damage to, such data and information as are appropriate to the Customer as data controller.

10.	TERM OF THIS AGREEMENT

This agreement shall continue in full force and effect for a period commencing on the date hereof and ending on the day immediately preceding the first anniversary of the Commencement Date (both dates inclusive) unless either (1) previously terminated by either party in accordance with the termination provisions set out below or (2) both parties agree to extend the terms of the agreement.

11.	FORCE MAJEURE

11.1	Subject to due compliance with clause 11.2 and clause 11.3, neither party shall be liable to the other for any delay or non-performance of its obligations under this agreement arising from any cause or causes beyond its reasonable control including, without limitation, any of the following: act of God, governmental act, war, fire, flood, explosion or civil commotion.

11.2	In the event of either party being so delayed or prevented from performing its obligations such party shall:

11.2.1	give notice in writing of such delay or prevention to the other party as soon as reasonably possible stating the commencement date and extent of such delay or prevention, the cause thereof and its estimated duration;

11.2.2	use all reasonable endeavours to mitigate the effects of such delay or prevention upon the performance of its obligations under this agreement; and

11.2.3	resume performance of its obligations as soon as reasonably possible after the removal of the cause of the delay or prevention.

11.3	If the Service Provider is prevented from performing its obligations by an event of force majeure for more than eight weeks, the Customer may terminate this agreement immediately by notice to the Service Provider.

12.	TERMINATION FOR CAUSE

12.1	This agreement may be terminated for cause in whole by either party in the following circumstances:

12.1.1	by either party with immediate effect from service on the other of written notice if the other party is in breach of any material obligation under this agreement and, if the breach is capable of remedy, that party fails to remedy such breach within 28 days of receipt of notice so to do;

12.1.2	by either party with immediate effect from the date of service on the other of written notice if a resolution is passed or an order is made for the winding up of the other (otherwise than for the purpose of solvent amalgamation or reconstruction) or the other becomes subject to an administration order or a receiver or administrative receiver is appointed over or an encumbrancer takes possession of any of the other’s property or Equipment;

12.1.3	by either party with immediate effect from the date of service on the other party of written notice if the other party ceases or threatens to cease to carry on business; or

12.1.4	an event occurs or proceeding is taken with respect to the other party in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in clauses 12.1.2 and 12.1.3.

12.2	If this agreement is terminated by the Customer for cause such termination shall be at no loss or cost to the Customer and the Service Provider hereby indemnifies the Customer against any such losses or costs which the Customer may suffer as a result of any such termination for cause.

13.	TERMINATION WITHOUT CAUSE

The Customer may terminate this agreement at any time by giving three months’ written notice to the Service Provider.

14.	CONSEQUENCES OF TERMINATION

14.1	If this agreement is terminated in whole or in part for any reason the Service Provider shall co-operate fully with the Customer to ensure an orderly migration of the Services to the Customer or, at the Customer’s request, a new service provider.

14.2	On termination of this agreement the Service Provider shall procure that all data and other material belonging to the Customer (and all media of any nature containing information and data belonging to the Customer) shall be delivered to the Customer forthwith.

15.	WAIVER

No forbearance or delay by either party in enforcing its respective rights will prejudice or restrict the rights of that party, and no waiver of any such rights or of any breach of any contractual terms will be deemed to be a waiver of any other right or of any later breach. In particular, but without limitation to the generality of the foregoing, any prior acceptance or approval communicated by the Customer to the Service Provider in respect of the Services or any omission on the part of the Customer to communicate such prior acceptance or approval shall not relieve the Service Provider of its obligations to deliver the Services in accordance with the provisions of this agreement.

16.	SEVERABILITY

If any of the provisions of this agreement is judged to be illegal or unenforceable, the continuation in full force and effect of the remainder of them will not be prejudiced.

17.	PARTNERSHIP OR AGENCY

Nothing in this agreement shall be construed as constituting a partnership between the parties or as constituting either party as the agent of the other for any purpose whatsoever except as specified by the terms of this agreement.

18.	THIRD PARTY RIGHTS

No term of this agreement is intended to confer a benefit on, or to be enforceable by, any person who is not a party to this agreement.

19.	NOTICES

Notices shall be in writing, and shall be sent to the other party at the address set out for such party in this agreement. Notices may be delivered personally or sent by first-class mail or facsimile transmission provided that facsimile transmissions are confirmed within 24 hours by first-class mailed confirmation of a copy. Notices delivered personally shall be deemed to have been delivered immediately when left at the correct address. Correctly addressed sent by first-class mail shall be deemed to have been delivered 72 hours after posting and correctly directed facsimile transmissions shall be deemed to have been received instantaneously on transmission provided that they are confirmed as set out above.

20.	ENTIRE AGREEMENT

This agreement, the schedules and the documents annexed to it or otherwise referred to in it contain the whole agreement between the parties relating to the Services and supersede all prior agreements, arrangements and understandings between the parties relating to that subject matter.

21.	GOVERNING LAW AND JURISDICTION

This agreement and any disputes or claims arising out of or in connection with it, its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with Indian law and submitted to the non-exclusive jurisdiction of the Courts at India.

EXECUTED under hand in two originals the day and year first before written

Signed by Mr M S Mehta	/s/ M S Mehta
for and on behalf of Vedanta Resources plc	Director

Signed by Mr D D Jalan	/s/ D D Jalan
for and on behalf of Sterlite Industries (India) Ltd	Director